Exhibit 99.1

Alcoa Corporation Reports First Quarter 2023 Results

PITTSBURGH--(BUSINESS WIRE)--April 19, 2023--Alcoa Corporation (NYSE: AA) today reported first quarter 2023 results that included sequential improvements in key earnings metrics, a strong cash balance, and a quarterly cash dividend payment.

First Quarter Highlights:

  Generated revenue of $2.7 billion
  Posted sequential improvements in Net loss attributable to Alcoa of $164 million and Adjusted EBITDA excluding special items of $211 million
  Finished the first quarter with a cash balance of $1.1 billion
  Paid a cash dividend of $0.10 per share of common stock, totaling $18 million
  Negotiated an updated agreement for the phased restart of the San Ciprián smelter in Spain, beginning in 2024
  Announced permanent closure of the Intalco aluminum smelter in Washington State
  Expanded EcoSourceTM brand of low carbon alumina to include non-metallurgical grades, in addition to smelter grade

Financial Results

M, except per share amounts	1Q23	4Q22	1Q22
Revenue	$2,670	$2,663	$3,293
Net (loss) income attributable to Alcoa Corporation	$(231)	$(395)	$469
(Loss) earnings per share attributable to Alcoa Corporation	$(1.30)	$(2.24)	$2.49
Adjusted net (loss) income	$(41)	$(144)	$577
Adjusted (loss) earnings per share	$(0.23)	$(0.82)	$3.06
Adjusted EBITDA excluding special items	$240	$29	$1,072

“In the first quarter of 2023, we saw improvement in some key financial metrics, including a $211 million sequential gain in Adjusted EBITDA, and we continued to maintain a strong balance sheet,” said Alcoa President and CEO Roy Harvey. “We’re also making important progress in stabilizing our operations, with teams working to improve on a minute-by-minute, day-by-day basis. We plan to build on that momentum as we tackle a host of complex issues, including developing breakthrough technologies and addressing increased expectations from stakeholders.

“I have confidence in our team’s abilities to develop solutions, such as our recent decision to expand our EcoSource alumina brand to now include non-metallurgical grades as part of our SustanaTM family of low-carbon products,” Harvey said. “We know that all aluminum is not created equally, and being a responsible producer will be a key differentiator to help position Alcoa for the future. The world will need sustainably produced materials to help reach global decarbonization goals, and we will be the Company to provide them.”

First Quarter 2023 Results

Beginning in January 2023, Alcoa combined its Bauxite and Alumina segments and reported its financial results in the following two segments: (i) Alumina, and (ii) Aluminum. Segment information for all prior periods has been updated to reflect the new segment structure.

  Revenue: The Company’s total third-party revenue of $2.7 billion was consistent with the prior quarter as higher prices in both the Alumina and Aluminum segments were offset by decreased shipments. Sequentially, the average realized third-party price of alumina increased 8 percent and the average realized third-party price of aluminum increased 7 percent.

  Shipments: In the Alumina segment, third-party shipments of alumina decreased 13 percent sequentially primarily due to reduced refinery production, largely from the Kwinana refinery in Australia and the San Ciprián refinery in Spain due to issues related to natural gas in their respective regions.

  In Aluminum, total shipments decreased 6 percent sequentially due to reduced trading opportunities and lower volumes from the Canadian smelters due to timing of shipments, partially offset by higher volumes from the Alumar smelter restart in Brazil.

  Production: Alumina production decreased 9 percent sequentially to 2.8 million metric tons as discussed above. In Aluminum, Alcoa produced 518,000 metric tons, consistent with the fourth quarter’s strong output due to the restart of the Alumar smelter, offset by fewer days in the first quarter.
  Net loss attributable to Alcoa Corporation of $231 million, or $1.30 per share, improved sequentially. Higher realized prices for aluminum and alumina were the primary drivers for the positive change, including lower energy costs in Europe and the nonrecurrence of a $217 million charge to tax expense to record a valuation allowance on Alcoa Alumínio’s (Brazil) deferred tax assets in the fourth quarter 2022. Those factors were partially offset by $149 million of restructuring related charges recorded in the first quarter 2023 (including $101 million related to the permanent closure of the Intalco smelter and $47 million for certain employee obligations related to the updated agreement for San Ciprián smelter) and $41 million for an expected utility settlement at the Ma’aden joint venture in Saudi Arabia.

  Adjusted net loss was $41 million, or $0.23 per share, excluding the impact from net special items of $190 million. Notable special items include charges of $117 million related to the permanent closure of the Intalco smelter, $47 million for certain employee obligations related to the updated agreement for the San Ciprián smelter, $19 million related to the restart costs at the Alumar smelter, and $13 million for net losses on asset sales.

  Adjusted EBITDA excluding special items was $240 million, a $211 million sequential increase due primarily to higher sequential prices for aluminum and alumina, lower energy costs in Europe, and the nonrecurrence of a $25 million charge to establish an asset retirement obligation at the Alumar refinery in Brazil in the fourth quarter 2022.

  Cash: Alcoa ended the quarter with a cash balance of $1.1 billion. Cash used for operations was $163 million. Cash provided by financing activities was $40 million, primarily related to $80 million of net contributions from noncontrolling interest and $25 million of short-term borrowings, partially offset by $34 million for payments related to tax withholding on stock-based compensation awards and $18 million of cash dividends on common stock. Cash used for investing activities was $102 million primarily related to capital expenditures. Free cash flow was negative $246 million.

  Working capital: The Company reported 56 days working capital, six days higher than the prior quarter, primarily due to a decrease in accounts payable days due to lower raw material purchases, capital expenditures and maintenance in the first quarter 2023.

Key Strategic Actions:

Financial

  Pension annuitization: On April 14, 2023, the Company announced it had further enhanced its strong balance sheet through the transfer of approximately $235 million of pension obligations and assets associated with defined benefit pension plans for certain Canadian retirees and beneficiaries. The transfer, which required no cash funding from Alcoa, reduces the risk from volatility in pension plan obligations and continues to meet commitments to retirees and beneficiaries. In the second quarter of 2023, Alcoa expects to record a non-cash settlement charge of approximately $18 million ($13 million after-tax, or $0.07 per share) related to this annuity transaction.

Operational

  Alumar refinery conveyance system: On March 25, 2023, a ship-to-shore conveyance system at the Aluminum Consortium of Maranhão (Alumar) in Brazil failed, temporarily halting the flow of bauxite to the refinery. The facility operated on inventory until repairs restored bauxite supplies to the refinery on April 8, 2023. The pier was not damaged and could still berth vessels.

  Portland, Australia: In March 2023, production at the Portland Aluminium smelter in Australia was reduced to approximately 75 percent of the site’s total consolidated capacity of 358,000 metric tons per year (mtpy) due to instability and challenges related to the production of rodded anodes. Alcoa’s share of the total capacity is 197,000 mtpy.

  Intalco, Washington: On March 14, 2023, the Company announced the decision to permanently close the Intalco smelter that had been fully idle since 2020. The closure announcement begins a process to prepare the site for new economic development opportunities.

  San Ciprián smelter, Spain: On February 3, 2023, the Company reached an updated agreement with the workers’ representatives to commence the restart process of the San Ciprián smelter in phases beginning in January 2024. The smelter has an annual capacity of 228,000 mtpy.

  Kwinana, Australia: In January 2023, in response to a state-wide shortage of natural gas from key suppliers in Western Australia, the Kwinana refinery reduced its production by decreasing process flows and taking offline one of five production units. The Company has decided to keep the one digester down due to the prolonged annual mine plan approvals process (see below).

Advance Sustainably:

  Alcoa is the world's largest third-party supplier of non-metallurgical alumina (NMA) outside of China, and the Company announced on April 4 the expansion of its EcoSource low carbon alumina brand to include certain NMA grades in addition to smelter-grade alumina (SGA). First offered in 2020 in SGA grades, the Company is now offering EcoSource NMA for customers who use hydrates and calcined products.
  Alcoa recently received several recognitions during the first quarter of 2023.

- S&P included Alcoa in the 2023 edition of its Sustainability Yearbook, the third time the Company has been included, for scoring within the top 15 percent of its industry group.

- Morningstar Sustainalytics recognized Alcoa as a 2023 ESG Industry Top Rated company. Alcoa ranked in the top 10 percent in the Diversified Metals group.

- Bloomberg named Alcoa to its 2023 Gender Equality Index (GEI), which features public companies that demonstrate a commitment to gender equality and transparency in related disclosures.

2023 Outlook

The Company expects 2023 total alumina and aluminum shipments to remain unchanged between 12.7 and 12.9 million metric tons, and between 2.5 and 2.6 million metric tons, respectively.

As a result of a prolonged annual mine plan approvals process at its Huntly mine, which supplies the Kwinana and Pinjarra refineries, Alcoa began mining lower bauxite grades in April 2023 from areas already permitted under existing approvals. The reduction in grade will extend the ore supply and provide more time to work through the approvals process.

The Company expects lower sequential Alumina Segment Adjusted EBITDA of approximately $55 million in the second quarter related to operating the Kwinana and Pinjarra refineries at the lower bauxite grade, which impacts the refineries with higher usages of caustic, energy, and bauxite and results in lower alumina output. Additionally, the Company expects net unfavorable $10 million impacts as seasonal maintenance and costs associated with the Alumar refinery conveyance system recovery are partially offset by improvements in raw materials and energy prices.

For the second quarter 2023, the Aluminum Segment Adjusted EBITDA is expected to improve by $30 million on favorable raw materials, volume and lower production costs, partially offset by changes in value added premiums. In addition, the Company expects $5 million to $10 million in unfavorable impacts associated with the Portland smelter partial curtailment.

Other expense is expected to be favorable by approximately $30 million sequentially primarily due to the absence of a one-time charge recorded in the first quarter.

Based on current alumina and aluminum market conditions, Alcoa expects second quarter tax expense to approximate $30 million to $40 million, which may vary with market conditions and jurisdictional profitability.

Conference Call

Alcoa will hold its quarterly conference call at 5:00 p.m. Eastern Daylight Time (EDT) on Wednesday, April 19, 2023, to present first quarter 2023 financial results and discuss the business, developments, and market conditions.

The call will be webcast via the Company’s homepage on www.alcoa.com. Presentation materials for the call will be available for viewing on the same website at approximately 4:15 p.m. EDT on April 19, 2023. Call information and related details are available under the “Investors” section of www.alcoa.com.

Dissemination of Company Information

Alcoa intends to make future announcements regarding company developments and financial performance through its website, www.alcoa.com, as well as through press releases, filings with the Securities and Exchange Commission, conference calls and webcasts. The Company does not incorporate the information contained on, or accessible through, its corporate website or such other websites or platforms referenced herein into this press release.

About Alcoa Corporation

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina and aluminum products with a vision to reinvent the aluminum industry for a sustainable future. Our purpose is to turn raw potential into real progress, underpinned by Alcoa Values that encompass integrity, operating excellence, care for people and courageous leadership. Since developing the process that made aluminum an affordable and vital part of modern life, our talented Alcoans have developed breakthrough innovations and best practices that have led to improved safety, sustainability, efficiency, and stronger communities wherever we operate.

Discover more by visiting www.alcoa.com. Follow us on our social media channels: Facebook, Instagram, Twitter, YouTube and LinkedIn.

Forward-Looking Statements

This news release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “aims,” “ambition,” “anticipates,” “believes,” “could,” “develop,” “endeavors,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “potential,” “plans,” “projects,” “reach,” “seeks,” “sees,” “should,” “strive,” “targets,” “will,” “working,” “would,” or other words of similar meaning. All statements by Alcoa that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts concerning global demand growth for bauxite, alumina, and aluminum, and supply/demand balances; statements, projections or forecasts of future or targeted financial results, or operating performance (including our ability to execute on strategies related to environmental, social and governance matters); statements about strategies, outlook, and business and financial prospects; and statements about capital allocation and return of capital. These statements reflect beliefs and assumptions that are based on Alcoa’s perception of historical trends, current conditions, and expected future developments, as well as other factors that management believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) cyclicality of the aluminum industry and aluminum end use markets, including due to the influence of global economic conditions, and unfavorable changes in the markets served by Alcoa; (b) the effects of non-market forces, such as government policies and political instability, on global aluminum supply and demand; (c) volatility and declines in aluminum industry, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices and premiums, as applicable, for primary aluminum and other commodities, and fluctuations in indexed-based and spot prices for alumina; (d) legal, regulatory, economic, political, trade, public health and safety, and reputational risks and conditions, including changes in conditions beyond our control as a result of our participation in increasingly competitive and complex global markets; (e) our ability to obtain, maintain, or renew permits or approvals necessary for our mining operations; (f) unfavorable changes in cost, quality, or availability of key inputs, including energy and raw materials, or uncertainty of or disruption to the supply chain including logistics; (g) our ability to realize expected benefits or achieve intended results, including as planned and by targeted completion dates, from announced strategies, plans, programs, or initiatives relating to our portfolio, profitability, capital investments, and developing technologies, and from joint ventures or other strategic alliances or business transactions; (h) fluctuations in foreign currency exchange and tax rates on costs and results; (i) changes in tax laws or exposure to additional tax liabilities; (j) changes in global economic and financial market conditions generally, such as inflation, recessionary conditions, and interest rate increases, which may also affect Alcoa’s ability to obtain credit or financing upon acceptable terms or at all; (k) current and potential future impacts to the global economy and our industry, business and financial condition caused by various worldwide or macroeconomic events, such as the ongoing conflict between Russia and Ukraine; (l) global competition within and beyond the aluminum industry; (m) our ability to obtain or maintain adequate insurance coverage; (n) the outcomes of contingencies, including legal and tax proceedings, government or regulatory investigations, and environmental remediation, or changes in foreign and/or U.S. federal, state, or local laws, regulations, or policies; (o) the impacts of climate change, related legislation or regulations, and efforts to reduce greenhouse gas emissions and our ability to achieve strategies and expectations related to climate change and other environmental matters; (p) claims, costs and liabilities resulting from the impact of our operations, including impoundments, or from health, safety, and environmental laws, regulations, and requirements, in the areas where we operate; (q) the impact of cyberattacks and potential information technology or data security breaches, including disruptions to our operations, liability, and reputational harm; (r) our ability to fund capital expenditures; (s) risks associated with long-term debt obligations including restrictions on our current and future operations as a result of our indebtedness; (t) our ability to continue to return capital to stockholders through cash dividends and/or share repurchases; (u) the impact of labor disputes, work stoppages and strikes, or other employee relations issues, as well as labor market conditions; (v) declines in the discount rates used to measure pension and other postretirement benefit liabilities or lower-than-expected investment returns on pension assets, or unfavorable changes in laws or regulations that govern pension plan funding; and (w) the other risk factors discussed in Alcoa’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and other reports filed by Alcoa with the SEC. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks described above and other risks in the market.

Non-GAAP Financial Measures

This news release contains reference to certain financial measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). Alcoa Corporation believes that the presentation of these non-GAAP financial measures is useful to investors because such measures provide both additional information about the operating performance of Alcoa Corporation and insight on the ability of Alcoa Corporation to meet its financial obligations by adjusting the most directly comparable GAAP financial measure for the impact of, among others, “special items” as defined by the Company, non-cash items in nature, and/or nonoperating expense or income items. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. Certain definitions, reconciliations to the most directly comparable GAAP financial measures and additional details regarding management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Alcoa Corporation and subsidiaries Statement of Consolidated Operations (unaudited) (dollars in millions, except per-share amounts)
	Quarter Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Sales	$2,670	$2,663	$3,293

Cost of goods sold (exclusive of expenses below)	2,404	2,596	2,181
Selling, general administrative, and other expenses	54	64	44
Research and development expenses	10	9	9
Provision for depreciation, depletion, and amortization	153	147	160
Restructuring and other charges, net	149	(6)	125
Interest expense	26	26	25
Other expenses (income), net	54	67	(14)
Total costs and expenses	2,850	2,903	2,530

(Loss) income before income taxes	(180)	(240)	763
Provision for income taxes	52	180	210

Net (loss) income	(232)	(420)	553

Less: Net (loss) income attributable to noncontrolling interest	(1)	(25)	84

NET (LOSS) INCOME ATTRIBUTABLE TO ALCOA CORPORATION	$(231)	$(395)	$469

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net (loss) income	$(1.30)	$(2.24)	$2.54
Average number of shares	178,012,784	176,952,812	184,550,123

Diluted:
Net (loss) income	$(1.30)	$(2.24)	$2.49
Average number of shares	178,012,784	176,952,812	188,536,773

Alcoa Corporation and subsidiaries Consolidated Balance Sheet (unaudited) (in millions)
	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$1,138	$1,363
Receivables from customers	753	778
Other receivables	99	131
Inventories	2,395	2,427
Fair value of derivative instruments	106	134
Prepaid expenses and other current assets(1)	455	417
Total current assets	4,946	5,250
Properties, plants, and equipment	19,649	19,605
Less: accumulated depreciation, depletion, and amortization	13,223	13,112
Properties, plants, and equipment, net	6,426	6,493
Investments	1,051	1,122
Deferred income taxes	340	296
Fair value of derivative instruments	1	2
Other noncurrent assets(2)	1,605	1,593
Total assets	$14,369	$14,756
LIABILITIES
Current liabilities:
Accounts payable, trade	$1,489	$1,757
Accrued compensation and retirement costs	332	335
Taxes, including income taxes	207	230
Fair value of derivative instruments	213	200
Other current liabilities	543	481
Long-term debt due within one year	1	1
Total current liabilities	2,785	3,004
Long-term debt, less amount due within one year	1,806	1,806
Accrued pension benefits	207	213
Accrued other postretirement benefits	472	480
Asset retirement obligations	722	711
Environmental remediation	230	226
Fair value of derivative instruments	1,116	1,026
Noncurrent income taxes	208	215
Other noncurrent liabilities and deferred credits	527	486
Total liabilities	8,073	8,167
EQUITY
Alcoa Corporation shareholders’ equity:
Common stock	2	2
Additional capital	9,162	9,183
Accumulated deficit	(819)	(570)
Accumulated other comprehensive loss	(3,655)	(3,539)
Total Alcoa Corporation shareholders’ equity	4,690	5,076
Noncontrolling interest	1,606	1,513
Total equity	6,296	6,589
Total liabilities and equity	$14,369	$14,756
(1)	This line item includes $58 and $55 of restricted cash at March 31, 2023 and December 31, 2022, respectively.
(2)	This line item includes $55 and $56 of noncurrent restricted cash at March 31, 2023 and December 31, 2022, respectively.

Alcoa Corporation and subsidiaries Statement of Consolidated Cash Flows (unaudited) (in millions)
	Three Months Ended March 31,
	2023	2022
CASH FROM OPERATIONS
Net (loss) income	$(232)	$553
Adjustments to reconcile net (loss) income to cash from operations:
Depreciation, depletion, and amortization	153	160
Deferred income taxes	(24)	(4)
Equity loss (earnings), net of dividends	93	(25)
Restructuring and other charges, net	149	125
Net loss from investing activities – asset sales	18	1
Net periodic pension benefit cost	1	14
Stock-based compensation	10	9
Gain on mark-to-market derivative financial contracts	(18)	(16)
Other	48	38
Changes in assets and liabilities, excluding effects of divestitures and foreign currency translation adjustments:
Decrease (increase) in receivables	40	(120)
Decrease (increase) in inventories	17	(479)
Decrease (increase) in prepaid expenses and other current assets	4	(15)
Decrease in accounts payable, trade	(273)	(81)
Decrease in accrued expenses	(45)	(72)
Decrease in taxes, including income taxes	(13)	(42)
Pension contributions	(4)	(4)
(Increase) decrease in noncurrent assets	(29)	29
Decrease in noncurrent liabilities	(58)	(37)
CASH (USED FOR) PROVIDED FROM OPERATIONS	(163)	34

FINANCING ACTIVITIES
Additions to debt	25	—
Payments on debt	(1)	—
Proceeds from the exercise of employee stock options	1	21
Repurchase of common stock	—	(75)
Dividends paid on Alcoa common stock	(18)	(18)
Payments related to tax withholding on stock-based compensation awards	(34)	(19)
Financial contributions for the divestiture of businesses	(14)	(3)
Contributions from noncontrolling interest	86	46
Distributions to noncontrolling interest	(6)	(162)
Other	1	1
CASH PROVIDED FROM (USED FOR) FINANCING ACTIVITIES	40	(209)

INVESTING ACTIVITIES
Capital expenditures	(83)	(74)
Proceeds from the sale of assets	1	2
Additions to investments	(20)	(21)
CASH USED FOR INVESTING ACTIVITIES	(102)	(93)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	2	9
Net change in cash and cash equivalents and restricted cash	(223)	(259)
Cash and cash equivalents and restricted cash at beginning of year	1,474	1,924
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$1,251	$1,665

Alcoa Corporation and subsidiaries Segment Information (unaudited) (dollars in millions, except realized prices; dry metric tons in millions (mdmt); metric tons in thousands (kmt))
	1Q22	2Q22	3Q22	4Q22	2022	1Q23
Alumina(5):
Bauxite production (mdmt)	11.0	10.2	10.3	10.6	42.1	9.9
Third-party bauxite shipments (mdmt)	0.8	0.6	1.0	1.1	3.5	1.9
Alumina production (kmt)	3,209	3,226	3,092	3,017	12,544	2,755
Third-party alumina shipments (kmt)	2,277	2,438	2,244	2,210	9,169	1,929
Intersegment alumina shipments (kmt)	940	984	1,005	1,029	3,958	1,039
Average realized third-party price per metric ton of alumina	$375	$442	$371	$342	$384	$371
Third-party bauxite sales	$43	$34	$59	$68	$204	$136
Third-party alumina sales	$855	$1,077	$832	$756	$3,520	$721
Intersegment alumina sales	$413	$483	$412	$400	$1,708	$421
Segment Adjusted EBITDA(1)	$302	$358	$78	$50	$788	$103
Depreciation and amortization	$85	$84	$74	$69	$312	$77
Equity income (loss)	$1	$(5)	$(18)	$(17)	$(39)	$(17)

Aluminum:
Aluminum production (kmt)	498	499	497	516	2,010	518
Total aluminum shipments (kmt)	634	674	621	641	2,570	600
Average realized third-party price per metric ton of aluminum	$3,861	$3,864	$3,204	$2,889	$3,457	$3,079
Third-party sales	$2,388	$2,539	$1,976	$1,832	$8,735	$1,810
Intersegment sales	$7	$8	$10	$2	$27	$3
Segment Adjusted EBITDA(1)	$713	$596	$152	$31	$1,492	$184
Depreciation and amortization	$69	$71	$70	$73	$283	$70
Equity income (loss)	$39	$40	$(5)	$(26)	$48	$(57)

Reconciliation of total segment Adjusted EBITDA to consolidated net income (loss) attributable to Alcoa Corporation:
Total Segment Adjusted EBITDA(1)	$1,015	$954	$230	$81	$2,280	$287
Unallocated amounts:
Transformation(2)	(14)	(11)	(19)	(22)	(66)	(8)
Intersegment eliminations	100	10	23	5	138	(8)
Corporate expenses(3)	(29)	(35)	(27)	(37)	(128)	(30)
Provision for depreciation, depletion, and amortization	(160)	(161)	(149)	(147)	(617)	(153)
Restructuring and other charges, net	(125)	75	(652)	6	(696)	(149)
Interest expense	(25)	(30)	(25)	(26)	(106)	(26)
Other income (expenses), net	14	206	(35)	(67)	118	(54)
Other(4)	(13)	(100)	(75)	(33)	(221)	(39)
Consolidated income (loss) before income taxes	763	908	(729)	(240)	702	(180)
Provision for income taxes	(210)	(234)	(40)	(180)	(664)	(52)
Net (income) loss attributable to noncontrolling interest	(84)	(125)	23	25	(161)	1
Consolidated net income (loss) attributable to Alcoa Corporation	$469	$549	$(746)	$(395)	$(123)	$(231)

The difference between segment totals and consolidated amounts is in Corporate.
(1)

Alcoa Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(2)	Transformation includes, among other items, the Adjusted EBITDA of previously closed operations.
(3)

Corporate expenses are composed of general administrative and other expenses of operating the corporate headquarters and other global administrative facilities, as well as research and development expenses of the corporate technical center.

(4)	Other includes certain items that are not included in the Adjusted EBITDA of the reportable segments.
(5)

Beginning in January 2023, the Company changed its operating segments by combining the Bauxite and Alumina segments, and reported its financial results in the following two segments: (i) Alumina and (ii) Aluminum. Segment information for all prior periods presented has been updated to reflect the new segment structure.

Alcoa Corporation and subsidiaries Calculation of Financial Measures (unaudited) (in millions, except per-share amounts)

Adjusted Income	(Loss) Income			Diluted EPS(4)
	Quarter ended			Quarter ended
	March 31, 2023	December 31, 2022	March 31, 2022	March 31, 2023	December 31, 2022	March 31, 2022
Net (loss) income attributable to Alcoa Corporation	$(231)	$(395)	$469	$(1.30)	$(2.24)	$2.49

Special items:
Restructuring and other charges, net	149	(6)	125
Other special items(1)	25	64	(2)
Discrete and other tax items impacts(2)	2	215	2
Tax impact on special items(3)	6	(19)	(8)
Noncontrolling interest impact(3)	8	(3)	(9)
Subtotal	190	251	108

Net (loss) income attributable to Alcoa Corporation – as adjusted	$(41)	$(144)	$577	$(0.23)	$(0.82)	$3.06

Net (loss) income attributable to Alcoa Corporation – as adjusted is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews the operating results of Alcoa Corporation excluding the impacts of restructuring and other charges, various tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes it is appropriate to consider both Net (loss) income attributable to Alcoa Corporation determined under GAAP as well as Net (loss) income attributable to Alcoa Corporation – as adjusted.

(1)

Other special items include the following:

  for the quarter ended March 31, 2023, a net favorable change in mark-to-market energy derivative instruments ($23), costs related to the restart process at the Alumar, Brazil smelter ($19), an adjustment to the gain on sale of the Warrick Rolling Mill in Evansville, Indiana for additional site separation costs ($17), costs related to the closure of the Intalco, Washington aluminum smelter ($16), and a net benefit for other special items ($4);
  for the quarter ended December 31, 2022, a net unfavorable change in mark-to-market energy derivative instruments ($31), costs related to the restart process at the Alumar, Brazil smelter ($27), costs related to the restart process of the Portland, Australia smelter ($3), and charges for other special items ($3); and, for the quarter ended March 31, 2022, a net favorable change in certain mark-to-market energy derivative instruments ($15), costs related to the restart process at the Alumar, Brazil smelter ($12), and charges for other special items ($1).

(2)

Discrete and other tax items are generally unusual or infrequently occurring items, changes in law, items associated with uncertain tax positions, or the effect of measurement-period adjustments and include the following:

  for the quarter ended March 31, 2023, net charge for discrete tax items ($2);
  for the quarter ended December 31, 2022, a charge to record a valuation allowance on Alcoa Alumínio’s deferred tax assets due to cumulative losses ($217), a credit to increase Alcoa World Alumina Brazil’s deferred tax assets related to changes in utilization of the lower holiday tax rate ($33), a net charge primarily to write off Alcoa Norway’s deferred tax assets due to a legal entity restructuring ($30), and a net charge for several other items ($1); and, for the quarter ended March 31, 2022, net charge for discrete tax items ($2).

(3)

The tax impact on special items is based on the applicable statutory rates in the jurisdictions where the special items occurred. The noncontrolling interest impact on special items represents Alcoa’s partner’s share of certain special items.

(4)

In any period with a Net loss attributable to Alcoa Corporation (GAAP or as adjusted), the average number of shares applicable to diluted earnings per share exclude certain share equivalents as their effect is anti-dilutive.

Alcoa Corporation and subsidiaries Calculation of Financial Measures (unaudited), continued (in millions)

Adjusted EBITDA	Quarter ended
	March 31, 2023	December 31, 2022	March 31, 2022

Net (loss) income attributable to Alcoa Corporation	$(231)	$(395)	$469

Add:
Net (loss) income attributable to noncontrolling interest	(1)	(25)	84
Provision for income taxes	52	180	210
Other expenses (income), net	54	67	(14)
Interest expense	26	26	25
Restructuring and other charges, net	149	(6)	125
Provision for depreciation, depletion, and amortization	153	147	160

Adjusted EBITDA	202	(6)	1,059

Special items(1)	38	35	13

Adjusted EBITDA, excluding special items	$240	$29	$1,072

Alcoa’s Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa Corporation’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)

Special items include the following (see reconciliation of Adjusted Income above for additional information):

  for the quarter ended March 31, 2023, costs related to the restart process at the Alumar, Brazil smelter ($19) and costs related to the closure of the Intalco, Washington aluminum smelter ($16). Additionally, due to changes in price in the Australian power market, the mark-to-market contracts associated with the Portland smelter have generated gains ($3) in Other expenses (income), net which economically offset a portion of the cost of power recorded in Cost of goods sold. This non-GAAP reclass presents the net cost of power within Cost of goods sold;
  for the quarter ended December 31, 2022, costs related to the restart process at the Alumar, Brazil smelter ($27), net cost of power associated with the Portland smelter ($5), and costs related to the restart process of the Portland, Australia smelter ($3); and, for the quarter ended March 31, 2022, costs related to the restart process at the Alumar, Brazil smelter ($12) and charges for other special items ($1).

Alcoa Corporation and subsidiaries Calculation of Financial Measures (unaudited), continued (in millions)

Free Cash Flow	Quarter ended
	March 31, 2023	December 31, 2022	March 31, 2022
Cash (used for) provided from operations	$(163)	$118	$34

Capital expenditures	(83)	(171)	(74)

Free cash flow	$(246)	$(53)	$(40)

Free Cash Flow is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are both necessary to maintain and expand Alcoa Corporation’s asset base and expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Net Debt	March 31, 2023	December 31, 2022
Short-term borrowings	$25	$—
Long-term debt due within one year	1	1
Long-term debt, less amount due within one year	1,806	1,806
Total debt	1,832	1,807

Less: Cash and cash equivalents	1,138	1,363

Net debt	$694	$444

Net debt is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt. When cash exceeds total debt, the measure is expressed as net cash.

Alcoa Corporation and subsidiaries Calculation of Financial Measures (unaudited), continued (in millions)

Adjusted Net Debt and Proportional Adjusted Net Debt
	March 31, 2023			December 31, 2022
	Consolidated	NCI	Alcoa Proportional	Consolidated	NCI	Alcoa Proportional
Short-term borrowings	$25	$—	$25	$—	$—	$—
Long-term debt due within one year	1	—	1	1	—	1
Long-term debt, less amount due within one year	1,806	32	1,774	1,806	32	1,774
Total debt	1,832	32	1,800	1,807	32	1,775

Less: Cash and cash equivalents	1,138	120	1,018	1,363	94	1,269

Net debt (net cash)	694	(88)	782	444	(62)	506

Plus: Net pension / OPEB liability	593	9	584	614	9	605

Adjusted net debt (net cash)	$1,287	$(79)	$1,366	$1,058	$(53)	$1,111

Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt. When cash exceeds total debt, the measure is expressed as net cash.

Adjusted net debt and proportional adjusted net debt are also non-GAAP financial measures. Management believes that these additional measures are meaningful to investors because management also assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt and net pension/OPEB liability, net of the portion of those items attributable to noncontrolling interest (NCI).

Days Working Capital
	Quarter ended
	March 31, 2023	December 31, 2022	March 31, 2022
Receivables from customers	$753	$778	$952

Add: Inventories	2,395	2,427	2,495

Less: Accounts payable, trade	(1,489)	(1,757)	(1,645)

DWC working capital	$1,659	$1,448	$1,802

Sales	$2,670	$2,663	$3,293

Number of days in the quarter	90	92	90

Days working capital(1)	56	50	49
Days working capital is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management uses its working capital position to assess Alcoa Corporation’s efficiency in liquidity management.

(1)	Days working capital is calculated as DWC working capital divided by the quotient of Sales and number of days in the quarter.

Contacts

Investor Contact: James Dwyer +1 412 992 5450 James.Dwyer@alcoa.com
Media Contact: Jim Beck +1 412 315 2909 Jim.Beck@alcoa.com